GARRETT COLLEGE
GARRETT INFORMATION ENTERPRISE CENTER
LEASE AGREEMENT

THIS AGREEMENT, made this 1st day of June , 2006, by and between Garrett College “Lessor”, and: Solution Technology International “Lessee”.

Lessor:	Garrett College	Lessee:	Solution Technology International
Address:	687 Mosser Road	Address:	685 Mosser Road, Suite 11
	McHenry, Maryland 21541		McHenry, MD 21541
Contact:	Ms. Lydia Reiser	Contact:	Dan L. Jonson
Telephone:	(301) 387-3167	Telephone:	301-387-
E-mail:	lreiser@garrettcollege.edu	E-mail:	dljonson@stius.com

1.	Recitals

	1.1	Garrett College (the “College”) is a public community college accredited in the State of Maryland.

	1.2	The College has a mission to support both the educational and economic needs of the community.

1.3
The College in furtherance of this mission has, with the support and cooperation of Garrett County, Maryland, government, local economic development, the State of Maryland, the Economic Development Administration and the Appalachian Regional Commission, constructed a facility known as the Garrett Information Enterprise Center (GIEC).

1.4
GIEC, owned and operated by the College, consists of approximately 20,000 square feet including 20 offices of varying sizes ranging from 300 square feet to 1,250 square feet, as well as common areas including the main and secondary entrances, the main lobby, central restrooms, the kitchenette, and a conference room.

	1.5	GIEC’s mission is to support the economic growth of Garrett County by creating an environment for facilitating the successful development of information intensive companies.

2.	Lease/Rental Agreement

	2.1	Space Description

	2.1.1	The Lessor leases unto the Lessee the premises (the “Premises”) known and described as room(s) numbered 111 containing 1,163 net usable square feet of space.

2.1.2
Lessee also has the right to use of corridors and common areas in accordance with established policies, all as shown on the plat of the Premises in Exhibit 1 attached hereto including the main and secondary entrances, the main lobby, the central restrooms, the kitchenette, and the conference room through appropriate reservations. The total billable square feet is 1696 at $10.00 per square foot.

2.2	Security Deposit

The Lessee shall, prior to occupancy, post a security deposit equal to two (2) months rent. Upon expiration or termination of the Lease, the security deposit will be returned to the Lessee, less any rent due and/or costs to repair damages to the Premises occasioned by Lessee’s use and occupation thereof. Promptly after expiration or termination of the Lease, Lessor will inspect the Premises and notify Lessee, in writing, of any sum to be retained by Lessor from the security deposit and an explanation of such retention, including copies of any estimates of damage, if any. The Lessee shall surrender the premises in the condition in which it was received, ordinary wear and tear excepted.

2.3	Rental Payment

2.3.1	The term of the Lease shall be for one (1) year. The Lease shall commence and the Lessee shall begin to pay rent upon 1st Day of June, 2006.

2.3.2	The rent due by Lessee to Lessor is $16,960.00 per annum, payable in equal monthly installments of $ 1,414.00.

2.3.3
Rental payments shall be payable to the Lessor during normal business hours and shall be due on the first business day of the month. In the event that the Lease commences after the first day of the month, the rental payment amount will be prorated accordingly.

2.3.4
Payments to the Lessor pursuant to paragraph 2.3.3 of this Lease shall be made no later than five (5) days after the due date. Any payment more than five (5) days late shall be subject to a late payment fee of five percent (5%) of the amount more than five (5) days in arrears.

2.4	Renewal Options

Lessee shall have the option to renew this Lease subject to the same terms and conditions except that the renewal rent may be renegotiated. The Lessee agrees to complete the Incubating Tenant Lease Renewal/Non-Renewal Form and submit to the Lessor not less than ninety (90) days advance written notice of its intention to renew the Lease.

2.5	Holding Over

The continued occupancy of the Premises by the Lessee after the initial term, or any renewal thereof as herein provided (the expiration date), shall create a tenancy at will, subject to all the terms and conditions of this Lease except that the Lessor shall be entitled to double rent for any such period.

	2.6	Waiver of Conditions

The waiver at any time by the Lessor or the Lessee of any particular covenant or condition of the Lease shall extend to the particular case only, for the particular time and in the particular manner specified, and such waiver shall not be construed or understood as waiving any further or other rights of any character whatever.

2.7
During the term of this Lease, or any renewal thereof s provided in §2.5 hereof, Lessee shall have the option to lease by separate agreement any unoccupied space adjacent to the demised premises. In the event of inquiry by a third party expressing an interest in leasing any such adjacent space, Lessee shall have fifteen (15) days from the date of written notice from Lessor of any such interest to exercise the option; provided, however, that Lessee is not in default of any of the provisions of this Lease. Exercise of the option shall be in writing directed to the Lessor.

3.	Facilities: Usage & Responsibilities

	3.1	Parking

During the term of this Lease, the Lessee shall have the privilege of use in common parking spaces in the Lessor’s parking lot free of charge.

	3.2	Electricity

Electricity shall be provided and paid by the Lessor

	3.3	Heating and Air Conditioning

Heating and air conditioning shall be provided and paid by the Lessor.

	3.4	Custodial Services

Cleaning services and supplies will be the responsibility of the Lessee except for the common areas which are the responsibility of the Lessor.

	3.5	Snow Removal

Snow removal will be the responsibility of the Lessor.

	3.6	Water and Sewer Service

Water and sewer service shall be provided and paid by the Lessor.

	3.7	Telephone and Internet/Postage Machine Usage

The Lessee shall be responsible for securing its telephone and Internet services; however, the building is prewired with fifty (50) pairs of twenty four (24) gauge plenum rated telephone cable installed to a telephone distribution panel in each office. A common postage meter is available in the copy center. All tenants pay a monthly rental fee on this machine in the amount of $12.00 regardless of usage. Actual postage use is billed monthly.

3.8	Signage

Lessee must install an interior sign in the common area outside the office suite. Any signage on the grounds of GC only with the prior written approval of the Lessor, and subject to such limitations as to location, size, height and content as Lessor shall prescribe. Written approval will not be unreasonably withheld.

3.9	Alterations

3.9.1
Lessee shall not make any alterations, additions or improvements to the Premises without Lessor’s prior written approval which approval shall not be unreasonably withheld. All alterations, additions or improvements made by either of the parties hereto upon the Premises shall be the property of the Lessor and shall remain upon and be surrendered with the Premises at the termination of this Lease, provided, however, that the Lessee shall have the privilege of installing furniture or equipment necessary in the conduct of its business and these shall remain the property of the Lessee and may be removed by the Lessee during its tenancy. Equipment or fixtures which cannot be removed from the Premises without causing structural damage (other than minor damage) shall remain in place and become the property of the Lessor.

3.9.2
Lessee may install, with prior written approval of Lessor, lines or special wiring for telephones and other electronic or communications equipment necessary in the conduct of its business and these shall remain the property of the Lessee, and may be realigned, maintained or removed at the sole option of the Lessee during its tenancy or upon expiration or termination of this Lease.

3.10	Campus Use

3.10.1
Lessee may use other campus facilities and services including, but not limited to, cafeteria, library, computer rooms, teleconferencing, conference and classrooms subject to college policies, procedures, rules and regulations and any associated fees.

3.11	Damages/Repairs

3.11.1
Lessee shall give to Lessor prompt written notice of any accidents or damage to, or defects in the roof, the exterior of the building, plumbing, electric lights, or heating apparatus. All repairs to the Premises as well as repairs to the exterior of the building of which the Premises are a part to be made and paid for by the Lessor including any costs incurred and associated with the movement of Lessee’s equipment, furniture and fixtures, if such moving is required to make the repairs.

3.11.2
The Lessee shall keep the Premises in good condition during the period of the Lease and shall make such repairs to the Premises as are caused by the carelessness or negligence of the Lessee, its agents, employees or invitees.

	3.12	Right of Access

Lessor reserves the right to enter the demised premises at reasonable times to assure Lessee’s compliance with the provisions of this Lease and to meet Lessor’s obligations hereunder. The date and time of entry shall be mutually agreed upon.

No advance notice shall be required in cases of emergency.

	3.13	Catastrophic Events

If during the term of this Lease the building is so damaged by fire or other casualty that the Premises are rendered unfit for occupancy rent shall abate during such period. If the Premises cannot be repaired within sixty (60) days from the happening of such casualty, the Lessee shall have the option to declare this Lease void as of the date of such casualty. In such case Lessee’s liability for rent terminates as of the date of damage. Lessee shall surrender the premises to the Lessor who may enter upon and repossess the Premises. If the damage is such that the Premises can be repaired within sixty (60) days, Lessor shall enter and repair the same promptly.

4.	Insurance/Indemnification

	4.1	Lessee Coverage

Lessee shall secure and maintain during the term of this Lease, or any renewal thereof, a policy of insurance insuring Lessee, its employees, agents and servants against liability for injury or damage to third persons arising out of the conduct of Lessee’s business, or in any way related to Lessee’s use and occupancy of the Premises.

4.1.1
Coverage shall be a minimum of Five Hundred Thousand Dollars ($500,000) and Lessee shall provide Lessor with documentary evidence that such insurance is in place at the time of the execution of the Lease.

	4.1.2	Lessor shall not be responsible for any interruption of Lessee’s business from any cause whatever, nor for loss or damage to Lessee’s property in the Premises.

4.1.3
Lessee shall indemnify and hold harmless GIEC, Garrett College, its Board of Trustees and its Officers, agents and employees from liability arising out of or in anyway related to Lessee’s use and occupancy of the Premises.

5.	Assignment & Subletting

	5.1	Assignment

Lessee shall not assign or sublet its interests in this Lease without the prior written consent of Lessor. Any assignment or sublease shall not relieve Lessee of any of its obligations under this Lease.

6.	Termination of Lease

6.1
If Lessee fails to fulfill its obligations under the Lease properly and on time, or otherwise violates any provision of this Lease, the Lessor may terminate this Lease by written notice to the Lessee. The notice shall specify the acts or omissions relied upon as cause for termination.

	6.2	Mediation

6.2.1
Lessor and Lessee agree that any claim, dispute or other matter arising out of or related to the Lease shall be submitted to mediation as a condition precedent to the institution of any legal action by either party.

6.2.2
Lessor and Lessee shall mutually agree upon a mediator and shall share in the fees and costs involved in the mediation. Mediation shall be held on the Premises of the College unless another location is mutually agreed upon. The recommendations of a mediator may be rejected in whole or in part by either Lessor or Lessee.

7.	Compliance

7.1
Lessee covenants and agrees to comply with their general policies and procedures which have been, or may hereafter be, adopted by GCC, or imposed by state or federal laws and regulations and made applicable to the campus and facilities of the College, including the Garrett Information Enterprise Center.

	7.2	This Lease is made and executed in the State of Maryland; its provisions shall be construed in accordance with the laws of the State of Maryland.

	7.3	Complete Agreement

This Lease contains the full and complete understanding between the parties as of the date of its execution. There are no oral or collateral agreements or understandings which affect the relationship between the parties.

	7.4	Amendment

The terms of this Lease may be changed only by written amendment signed by Lessor and Lessee.

8.	Contact Information

	8.1	Contact

8.1.1
For inquiries concerning performance, interpretation or modification of the Lease and to inspect the Premises, Lessor shall contact Michael Kilgus, Dean of Administration, Garrett College or Lydia Reiser, Director, Garrett Information Enterprise Center

IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the day and year first written above.

ATTEST:	LESSOR: GARRETT COLLEGE

	By	(SEAL)

LESSEE:

By	(SEAL)